Sale of Goods Contract

This Agreement for the Sale of Goods ("Agreement") made and effective this date below (Date), by and between:

Reliant Service inc at Laubova 1709/5130 00 Praha 3,Czech Republic ("Buyer") and

LUOYANG ANSHUN OFFICE FURNITURE CO., LTD at
PANGCUN INDUSTRIAL ZONE, LUOYANG, HENAN, CHINA ("Seller").

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain office file cabinet products.

THEREFORE, IN CONSIDERATION of the mutual promises herein contained, the parties hereto agree as follows:

1. Sale. Seller agrees to sell, transfer and convey to Buyer, and Buyer agrees to purchase the following office file cabinet products (the "Goods"):
as specified in each purchase order received by the Seller from the Buyer

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2. Price. Buyer shall pay Seller for the Goods $: as specified in each purchase order received by the Seller from the Buyer. Note: 1. All products are made of high quality cold rolling steel sheet, coated with environment friendly powder. 2. All products above have Knock Down structure, and each product with an installation instruction. 3. Package: Each product each cart

3. Shipping. Buyer shall purchase goods FOB Seller's location and be responsible for all expenses associated with shipping.

4. Right of Inspection. Buyer shall have the right to inspect the goods on arrival at Buyer's facility.

5. Identification of Goods. Identification of the Goods must be made in here or in an attachment or as specified in each purcha[illegible] Buyer.

洛阳市堡锐商贸有限公司
LUOYANG BAORUI COMMERCIAL TRADING CO.,LTD

6. Transfer of Title. Transfer of title and f[illegible] pass to Buyer until Buyer has paid in full the pur[illegible]

IN WITNESS WHEREOF, the parties have execute[illegible] first written above.

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Buyer Seller
03-23-15 03-24-15